                                                                  EXHIBIT 3.1(b)


                   SOUTHERN STATES COOPERATIVE, INCORPORATED
                             ARTICLES OF AMENDMENT
                                    TO THE
                      RESTATED ARTICLES OF INCORPORATION



          Pursuant to the provisions of Virginia Code Sections 13.1-318 and 13.1-639, Southern States Cooperative, Incorporated, a Virginia agricultural cooperative corporation (the "Association"), desires to amend its Articles of Incorporation to the extent and in the manner hereinafter set forth and states the following in connection therewith:

          1.   Name of Association. The name of the Association is Southern
               -------------------
     States Cooperative, Incorporated.

          2.   Text of Amendment. The Restated Articles of Incorporation of the
               -----------------
     Association shall be amended by the addition of a new Article C(1)(c) to the Restated Articles of Incorporation, which amendment shall be in the form as set forth in Exhibit A attached hereto (the "Amendment").

          3.   Adoption by Board of Directors. The Amendment was duly adopted by
               ------------------------------
     the Board of Directors of the Association on September 28, 1999. No action on the Amendment by the shareholders of the Association was required.

          4.   Effective Date of Amendment. The Amendment shall become effective
               ---------------------------
     on October 1, 1999.


     Dated:  September 28, 1999
                                             SOUTHERN STATES COOPERATIVE,
                                              INCORPORATED



                                             By:  /s/ N. Hopper Ancarrow, Jr.
                                                  ---------------------------
                                                  N. Hopper Ancarrow, Jr.
                                                  Vice President and Secretary

                                                                       EXHIBIT A
                                                                       ---------


                       Southern States Cooperative, Inc.
                Amendment to Restated Articles of Incorporation
                   to Create a New Series of Preferred Stock
                                 Designated as
          Step-Up Rate Series B Cumulative Redeemable Preferred Stock

       _______________________________________________________________

       The following shall be inserted as a new subsection (c) to Article C,
Section 1. of the Association's Restated Articles of Incorporation:

(c). Step-Up Rate Series B Cumulative Redeemable Preferred Stock.

       1.   Designation and Amount; No Fractional Shares. The series of
            --------------------------------------------
preferred stock shall be designated as the "Step-Up Rate Series B Cumulative Redeemable Preferred Stock" (the "Series B Preferred Stock"). The Series B Preferred Stock shall be perpetual and the authorized number of shares of Series B Preferred Stock shall be 40,000 shares. The Series B Preferred Stock is issuable in whole shares only.

       2.   Dividends. (A) (i) Holders of shares of Series B Preferred Stock
            ---------
shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Association legally available for payment, cumulative cash dividends at the initial rate of 7.5% per annum per share on the liquidation preference of $1000 per share; such initial rate to be increased to 8.0% per annum per share effective 9 months after the date of the initial issuance of the Series B Preferred Shares; and to 8.25% per annum 21 months after the date of the initial issuance of the Series B Preferred Shares. Dividends on the Series B Preferred Stock shall be payable quarterly, in arrears, on January 5, April 5, July 5, and October 5 of each year, commencing January 5, 2000 (each a "Dividend Payment Date"). If any date on which dividends would otherwise be payable shall be or be declared a national or New York State holiday, or if banking institutions in the State of New York shall be closed because of a banking moratorium or otherwise on such date, then the Dividend Payment Date shall be the next succeeding day on which such banks shall be open. Dividends on shares of the Series B Preferred Stock shall be fully cumulative and shall accumulate (whether or not earned or declared), on a daily basis, without interest, from the previous Dividend Payment Date, except that the first dividend shall accrue, without interest, from the date of initial issuance of the Series B Preferred Stock. Accumulated and unpaid dividends shall not bear interest. Dividends shall be payable, in arrears, to holders of record as they appear on the stock transfer records of the Association on each record date, which shall be the 15th day immediately preceding each such Dividend Payment Date (each of which dates being a "Dividend Payment Record Date"). Dividends payable on the Series B Preferred Stock for any full quarterly period shall be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period shorter than a full quarter, on the basis of the actual number of days elapsed in such a 90-day quarter. For example, the period from October 5 to but excluding January 5 will be considered a full quarterly period. Dividends shall cease to accrue on the Series B Preferred Stock on the date of their earlier redemption pursuant to
Section 6, unless the Association shall default in providing funds for the payment of the redemption price on the shares called for redemption pursuant thereto.

                       (ii) If, prior to 18 months after the date of the original issuance of the Series B Preferred Stock, one or more amendments to the Internal Revenue Code of 1986, as amended (the "Code"), are enacted that reduce the percentage of the dividends-received deduction (currently 70%) as specified in section 243(a)(1) of the Code or any successor provision (the "Dividends-Received Percentage"), the amount of each dividend payable (if declared) per share of Series B Preferred Stock for dividend payments made on or after the effective date of such change in the Code will be adjusted by multiplying the amount of the dividend payable described above (before adjustment) by the following fraction (the "DRD Formula"), and rounding the result to the nearest cent (with one-half cent rounded up):

                                 1-.35(1-.70)
                                 ------------
                                 1-.35(1-DRP)

                       (iii) For the purposes of the DRD Formula, "DRP" means the Dividends-Received Percentage (expressed as a decimal) applicable to the dividend in question; provided, however, that if the Dividends-Received Percentage applicable to the dividend in question shall be less than 50%, then the DRP shall equal .50. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Association received either an unqualified opinion of independent tax counsel selected by the Association or a private letter ruling or similar form of authorization from the Internal Revenue Service ("IRS") to the effect that such amendment does not apply to a dividend payable on the Series B Preferred Stock, then such amendment will not result in the adjustment provided for pursuant to the DRD Formula with respect to such dividend. Such opinion shall be based upon the legislation amending or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation.

                       (iv) If any such amendment to the Code is enacted after the dividend payable on a Dividend Payment Date has been declared, the amount of the dividend payable on such Dividend Payment Date will not be increased; instead, additional dividends (the "Post Declaration Date Dividends") equal to the excess, if any, of (x) the product of the dividend paid by the Association on such Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividend Received Percentage applicable to the dividend in question and .50) over (y) the dividend paid by the Association on such Dividend Payment Date, will be payable (if declared) to holders of Series B Preferred Stock on the Dividend Payment Record Date applicable to the next succeeding Dividend Payment Date or, if the Series B Preferred Stock is called for redemption prior to such Dividend Payment Record Date, to holders of Series B Preferred Stock on the applicable redemption date, as the case may be, in addition to any other amounts payable on such date. Notwithstanding the foregoing provisions, if with respect to any such amendment, the Association receives either an unqualified opinion of independent tax counsel selected by the Association or a private letter ruling or similar form of authorization from the IRS to the effect that such amendment does not apply to a dividend so payable on the Series B Preferred Stock, then such amendment will not result in the payment of Post Declaration Date Dividends. The opinion referenced in the previous sentence shall be based upon the legislation amending or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation.

                       (v) If any such amendment to the Code is enacted and the reduction in the Dividends-Received Percentage retroactively applies to a Dividend Payment Date as to which the Association previously paid dividends on the Series B Preferred Stock (each, an "Affected Dividend Payment Date"), the Association will pay (if declared) additional dividends (the "Retroactive Dividends") to holders of Series B Preferred Stock on the Dividend Payment Record Date applicable to the next succeeding Dividend Payment Date (or, if such amendment is enacted after the dividend payable on such Dividend Payment Date has been declared, to holders of Series B Preferred Stock on the Dividend Payment Record Date following the date of enactment), or, if the Series B Preferred Stock is called for redemption prior to such Dividend Payment Record Date, to holders of Series B Preferred Stock on the applicable redemption date, as the case may be, in an aggregate amount equal to the excess of (x) the product of the dividend paid by the

Association on each Affected Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividends-Received Percentage and .50 applied to each Affected Dividend Payment Date over
(y) the sum of the dividend paid by the Association on each Affected Dividend Payment Date. The Association will only make one payment of Retroactive Dividends for any such amendment. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Association receives either an unqualified opinion of independent tax counsel selected by the Association or a private letter ruling or similar form of authorization from the IRS to the effect that such amendment does not apply to a dividend payable on an Affected Dividend Payment Date for the Series B Preferred Stock, then such amendment will not result in the payment of Retroactive Dividends with respect to such Affected Dividend Payment Date. The opinion referenced in the previous sentence shall be based upon the legislation amending or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation.

                       (vi) Notwithstanding the foregoing, no adjustment in the dividends payable by the Association shall be made and no Post Declaration Date Dividends or Retroactive Dividends shall be payable by the Association in respect of the enactment of any amendment to the Code 18 months or more after the date of original issuance of the Series B Preferred Stock to which the reduced Dividends-Received Percentage applies.

                       (vii) In the event that the amount of dividends payable per share of the Series B Preferred Stock is adjusted pursuant to the DRD Formula and/or Post Declaration Date Dividends or Retroactive Dividends are to be paid, the Association will give notice of each such adjustment and, if applicable, any Post Declaration Date Dividends and Retroactive Dividends to the holders of Series B Preferred Stock.

            (B) No dividends may be declared or paid or set apart for payment on any Parity Preferred Stock (as defined in Section 8 below), unless there shall also be or have been declared and paid or set apart for payment on the Series B Preferred Stock dividends for all dividend payment periods of the Series B Preferred Stock ending on or before the dividend payment date of such Parity Preferred Stock, ratably in proportion to the respective amounts of dividends (x) accumulated and unpaid on such Parity Preferred Stock, on the one hand, and (y) accumulated and unpaid through the dividend payment period or periods of the Series B Preferred Stock next preceding such dividend payment date, on the other hand.


            (C) Except as set forth in the preceding sentence or as provided in the immediately following paragraph, unless full cumulative dividends on the Series B Preferred Stock have been paid through the most recently completed quarterly dividend period of the Series B Preferred Stock,(i) no dividends may be paid or declared and set aside for payment or other distribution made with respect to the common stock or on any other stock or patrons' equity of the Association ranking junior to or on a parity with the Series B Preferred Stock as to dividends, nor (ii) may any common stock or any other stock of the Association ranking junior to or on a parity with the Series B Preferred Stock as to dividends, or any outstanding patrons' equity (whether in the form of patronage refund allocations or otherwise), be redeemed, purchased or otherwise acquired for any consideration by the Association or any payment be made to or available for a sinking fund for the redemption of any shares of such stock or patrons' equity; provided, however, that any moneys deposited before the prohibition in this sentence against such a deposit takes effect in any sinking fund with respect to any preferred stock of the Association in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon shares of the Series B Preferred Stock outstanding to the last Dividend Payment Date shall have been paid or declared and set apart for payment; provided further that any such junior or parity stock or common stock may be converted into or exchanged for stock of the Association ranking junior to the Series B Preferred Stock as to dividends and upon liquidation; and provided further that the limitations of this paragraph (C) shall not operate to prohibit the repurchase of common stock held by a member, upon the death or dissolution of such member or otherwise because such member has ceased to be eligible for membership in the Association, if the Board of Directors of the Association approves such repurchase or redemption pursuant to a policy of assuring that the Association operates as a cooperative in compliance with Subchapter T of the Code.

            (D) Notwithstanding the foregoing paragraph, the Association shall be permitted to declare and pay or set apart for payment patronage dividends or refunds, subject to the limitation that, whenever the terms described in the foregoing paragraph would operate to restrict dividends, not more than 40% of such aggregate patronage dividends or refunds for any fiscal year (exclusive of patronage dividends or refunds not individually exceeding $25.00 paid solely in cash under the Company's policy governing the all-cash payment of de minimis patronage dividends or refunds, as such policy shall exist from time to time) shall be in cash, with the remainder to be paid in the form of common stock or patronage refund allocations or other non-cash consideration as permitted by Subchapter T of the Code.

            (E) Any dividend payment made on the Series B Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares which remains payable.

       3.   Liquidation Preference. The shares of Series B Preferred Stock shall
            ----------------------
rank, upon the liquidation, dissolution or winding up of the Association, prior to the shares of common stock and any other stock or patrons' equity of the Association ranking junior to the Series B Preferred Stock as to rights upon liquidation, dissolution or winding up of the Association, so that in the event of any liquidation, dissolution or winding up of the Association, whether voluntary or involuntary, the holders of the Series B Preferred Stock shall be entitled to receive out of the assets of the Association available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of shares of common stock or any other such junior stock or patrons' equity or to members of the Association, an amount equal to $1000 per share plus an amount equal to all dividends (whether or not earned or declared) accumulated and unpaid on the shares of Series B Preferred Stock to the date of final distribution. The holders of the Series B Preferred Stock shall not be entitled to receive the preferential amounts as aforesaid until the liquidation preference of any other stock of the Association issued with the affirmative vote of the holders of at least a majority of the shares of such Series B Preferred Stock and ranking senior to the Series B Preferred Stock as to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. After payment to the holders of the Series B Preferred Stock of the full amount of the preferential amounts as aforesaid, the holders of shares of Series B Preferred Stock will not be entitled to any further participation in any distribution of assets by the Association. If, upon any liquidation, dissolution or winding up of the Association, the assets of the Association, or proceeds thereof, distributable among the holders of shares of Parity Preferred Stock and Series B Preferred Stock shall be insufficient to pay in full the preferential amounts payable thereon, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. For the purposes of the preceding sentence, neither a consolidation nor merger of the Association with or into any other corporation, nor a merger of any other corporation with or into the Association, nor a sale, lease, exchange or transfer of all or substantially all of the Association's assets shall, without further action by the Association, be considered a liquidation, dissolution or winding up of the Association.

       4.   Conversion. The Series B Preferred Stock is not convertible into, or
            ----------
exchangeable for, other securities or property.

       5.   Voting Rights. The Series B Preferred Stock, except as provided
            -------------
herein or as otherwise from time to time required by law, shall have no voting rights.

            So long as any shares of any Series B Preferred Stock remain outstanding, the Association shall not, without the affirmative vote of the holders of at least a majority of the shares of such Series B Preferred Stock
(i) authorize, create or issue any capital stock of the Association ranking, as to dividends or upon liquidation, dissolution or winding up, prior to such Series B Preferred Stock, or reclassify any authorized capital stock of the Association into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock, or (ii) amend, alter or repeal, whether by merger, consolidation or otherwise, the articles of amendment creating this Series B Preferred Stock or the Restated Articles of Incorporation of the Association so as to adversely affect the powers, preferences or special rights of such Series B Preferred Stock. Any increase in the amount of authorized common stock or other authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock other than the Series B Preferred Stock or the authorization, creation and issuance of other classes or series of common stock or other stock, in each case ranking on a parity with or junior to the shares of Series B Preferred

Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such powers, preferences or special rights.

            The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required or upon which the holders of Series B Preferred Stock shall be entitled to vote shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption as provided in Section 6 hereof.

       6.   Redemption.
            ----------

            (A) The shares of Series B Preferred Stock shall not be redeemable prior to January 1, 2010. On and after such date, the Association, at its option, may redeem shares of the Series B Preferred Stock as a whole or in part, at any time or from time to time, at a redemption price equal to $1000 per share, plus, in each case, an amount equal to all dividends (whether or not earned or declared) accumulated and unpaid to, but excluding, the date fixed for redemption.

            (B) The holders of shares of Series B Preferred Stock at the close of business on a Dividend Payment Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding (1) the call for redemption thereof (except that holders of shares having a redemption date occurring between such Record Date and the Dividend Payment Date shall not be entitled to receive such dividend on such Dividend Payment Date) or (2) the Association's default in payment of the dividend due on such Dividend Payment Date.

            (C) If fewer than all the outstanding shares of Series B Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be selected by lot or shall be pro rata as determined by the Board of Directors in its sole discretion.

            (D) If full cumulative dividends on the Series B Preferred Stock have not been paid or set apart for payment with respect of all prior dividend periods, the Series B Preferred Stock may not be redeemed in part and the Association may not purchase or acquire any shares of the Series B Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Series B Preferred Stock.

            (E) In the event the Association shall redeem shares of Series B Preferred Stock, written notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock books of the Association; provided, however, that no failure to give the notice of redemption as required by this subparagraph 6(E) nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of Series B Preferred Stock to be redeemed except as to the holder to whom the Association has failed to mail said notice or except as to the holder whose notice was defective. Each such notice shall state: (a) the redemption date; (b) the number of shares of Series B Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed from such holder, the number of shares to be redeemed from such holder; (c) the redemption price and any accumulated and unpaid dividends to the redemption date; (d) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (e) that dividends on the shares to be redeemed will cease to accrue on such redemption date (unless the Association shall default in providing funds for the payment of the redemption price of the shares called for redemption at the time and place specified in such notice).

            (F)   If a notice of redemption has been given pursuant to this
Section 6 and if, on or before the date fixed for redemption, the funds necessary for such redemption shall have been set aside by the Association, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares of Series B Preferred Stock so called for redemption, then, notwithstanding that any certificates for such shares have not been surrendered for cancellation, on the redemption date dividends shall cease to accrue on the shares to be redeemed, and at the close of business on the redemption date the holders of such shares shall cease to be stockholders with respect to such shares and shall have no interest in or claims against the Association by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive the moneys payable upon surrender (and endorsement, if required by the Association) of their certificates (including through the Depository Trust Company or other securities depository, if applicable), and the shares evidenced thereby shall no longer be outstanding. The Association's obligation to provide funds for the payment of the redemption price (and any accumulated and unpaid dividends to the redemption date) of the shares called for redemption shall be deemed fulfilled if, on or before a redemption date, the Association shall deposit, with a bank or trust company, or an affiliate of a bank or trust company, having an office or agency in New York City and having a capital and surplus of at least $500,000,000, such funds sufficient to pay the redemption price (and any accumulated and unpaid dividends to the redemption date) of the shares called for redemption, in trust for the account of the holders of the shares to be redeemed (and so as to be and continue to be available therefor), with irrevocable instructions and authority to such bank or trust company that such funds be delivered upon redemption of the shares of Series B Preferred Stock so called for redemption.

            (G) Subject to applicable escheat laws, any moneys so set aside by the Association and unclaimed at the end of two years from the redemption date shall revert to the general funds of the Association, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Association for the payment of the amounts payable upon such redemption. Any interest accrued on funds so deposited shall be paid to the Association from time to time.

            (H) Shares of Series B Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the Commonwealth of Virginia) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of the preferred stock except Series B Preferred Stock.

       7.   Amendment of Resolution. The Board shall have the right from time to
            -----------------------
time to amend this resolution within the limitations provided by law, subject in all cases to the limitations and restrictions of Section 5 above.

       8.   Rank. Any stock of any class or classes or series of the Association
            ----
shall be deemed to rank:

            (a) prior to shares of the Series B Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, if the holders of stock of such class or classes or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of the Series B Preferred Stock;

            (b) on a parity with shares of the Series B Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of the Series B Preferred Stock, if the holders of stock of such class or classes or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributed upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such stock and the holders of shares of Series B Preferred Stock (the term "Parity Preferred Stock" being used to refer to any stock ranking on a parity with the shares of Series B Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require, so that, for example, a particular stock may be Parity Preferred Stock when dealing with dividends but may not be a Parity Preferred Stock when dealing with liquidation, dissolution or winding up of the Association); and

            (c) junior to shares of the Series B Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, if such class or classes shall be common stock or if the holders of the Series B Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of stock of such class or classes.

            The Series B Preferred Stock shall rank, as to dividends and upon liquidation, dissolution or winding up, on a parity with the Association's 5% Series Cumulative Preferred Stock and the Association's 6% Series Cumulative Preferred Stock, and senior to the Association's common stock and any patrons' equity of the Association.

       9.   Restrictions on Transfer.
            ------------------------

            (A) The shares of Series B Preferred Stock have not been registered under the Securities Act of 1933, as amended (the "Securities Act") and, until the earlier of two years (or such shorter period as is prescribed by paragraph (k) of Rule 144 under the Securities Act as then in effect) after the issuance of such shares or the registration of the shares, may not be offered or sold except (i) to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A, or (ii) in other transactions exempt from the registration requirements of the Securities Act.

            (B) Until the earlier of two years (or such shorter period as is prescribed by paragraph (k) of Rule 144 under the Securities Act as then in effect) after the issuance of such shares or the registration of the share under the Securities Act, the Series B Preferred Stock may not be sold or otherwise transferred in an amount that is less than $100,000 in aggregate liquidation preference. Any such transfer of Series B Preferred Stock in an amount less than $100,000 in aggregate liquidation preference shall be deemed to be void and of no legal effect whatsoever. Any such transferee shall be deemed not to be the holder of such Series B Preferred Stock for any purpose, including, but not limited to, the receipt of dividends on such Series B Preferred Stock, and such transferee shall be deemed to have no interest whatsoever in such Series B Preferred Stock.

            (C) Until the earlier of two years (or such shorter period as is prescribed by paragraph (k) of Rule 144 under the Securities Act as then in effect) after the issuance of such shares or the time when the shares of Series B Preferred Stock are registered under the Securities

Act, all certificates representing such Series B Preferred Stock will bear a legend referring to the restrictions described above.